Exhibit 99.1

NewPage Reports Second Quarter 2013 Financial Results

Results in line with expectations despite lower North American demand

Strong liquidity position as the company enters the second half of 2013

MIAMISBURG, Ohio, Aug. 9, 2013 /PRNewswire/ -- NewPage Holdings Inc. (NewPage) today reported its financial results for the second quarter of 2013.

Net sales in the second quarter of 2013 were $720 million compared to $759 million in the second quarter of 2012. The decrease was primarily the result of lower sales volume and lower average paper prices, partially offset by improved mix.

Net loss in the second quarter of 2013 was $13 million compared to net income of $84 million in the second quarter of 2012. The change in results was driven by bankruptcy-related items in the prior-year quarter, primarily associated with the reversal of $115 million of interest expense on the pre-petition debt.

Operating cash flows in the second quarter of 2013 were $19 million, which included $16 million of bankruptcy-related payments. Operating cash flows in the second quarter of 2012 were $96 million, which included $12 million of bankruptcy-related payments and $63 million representing 2011 post-petition First Lien Notes interest that was reversed into income as it was re-characterized as a principal reduction. For the six months ended June 30, 2013, the company used $23 million of cash in operations, which included $58 million of bankruptcy-related payments. For the six months ended June 30, 2012, the company used $48 million of cash in operations, which included a $38 million interest payment on pre-petition debt and $34 million of other bankruptcy-related payments. Any remaining bankruptcy-related payments are not expected to be significant.

Adjusted EBITDA (see reconciliation of net loss to EBITDA and Adjusted EBITDA below), was $50 million in the second quarter of 2013 compared to $57 million in the second quarter of 2012.

"The results for the second quarter and first half of the year were in line with our expectations. Lower costs offset the impact of weak North American demand and lower pricing for our coated paper products," said George F. Martin, president and chief executive officer for NewPage. "We continue to align our product offerings to meet the changing needs of our customers and believe we are well positioned for the current competitive environment, with a highly efficient cost structure and a flexible, strategically placed mill platform."

NewPage ended the second quarter with $271 million of available liquidity, consisting of $267 million of availability under the revolving credit facility and $4 million of available cash and cash equivalents. "The company did an excellent job optimizing working capital during the second quarter," said Jay A. Epstein, senior vice president and chief financial officer. "On July 15, 2013, we received confirmation from the Wisconsin Department of Natural Resources that our financial position meets the requirement of adequate financial assurance related to certain landfill obligations. This confirmation will improve our available liquidity as it results in the release of approximately $20 million in letters of credit issued under the revolving credit facility."

Lower year over year prices reflect the continuing decline in demand for printing and writing paper. Reported industry shipments of printing and writing paper in North America were down approximately 4%, in line with the company's volume decline during the second quarter.

Costs declined during the second quarter on a year over year basis. Decreased volume and lower depreciation and maintenance expense were offset somewhat by inflation, which was lower than expected for the quarter driven largely by lower latex prices and lower wood costs.

"We have four of our five major outages behind us and our mills are running well in preparation for the seasonally stronger second half of the year. Seasonal strength, the impact of our announced pricing actions and continued benefit from cost initiatives we put in place in the first half should help drive improved performance in the second half of the year," Martin concluded.

Basis of Presentation
The implementation of the Chapter 11 plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in the company's consolidated financial statements and resulted in it becoming a new entity for financial reporting purposes. Accordingly, the company's consolidated financial statements for periods prior to December 31, 2012 will not be comparable to its consolidated financial statements as of December 31, 2012 or for periods subsequent to December 31, 2012. References to "Successor" or "Successor Company" refer to NewPage Holdings on or after December 31, 2012, after giving effect to the implementation of the Chapter 11 plan and the application of fresh start accounting. References to "Predecessor" or "Predecessor Company" refer to NewPage prior to December 31, 2012.

Additional Information
The NewPage Form 10-Q Quarterly Report to be filed with the U.S. Securities and Exchange Commission today will be available on the NewPage Web site.

Conference Call and Webcast
The NewPage Second Quarter 2013 Conference Call and Webcast is scheduled for Thursday, August 15, 2013, at 10 a.m. Eastern time. Analysts and investors may access the live call and presentation slides by clicking on the link Conference Call and Webcast and following the instructions. Please go to this link at least one hour prior to the call to register, download and install any necessary audio/video software. An archive of the Conference Call and Webcast will be available at www.NewPageCorp.com starting at 2 p.m. (ET) on August 15, 2013, and will remain available for five weeks. Analysts and investors may also access the Conference Call only by dialing (800)-860-2442 (toll-free domestic) or (412)-858-4600 (international) and referencing the NewPage Second Quarter 2013 Conference Call.

About NewPage Corporation
NewPage is a leading producer of printing and specialty papers in North America with $3.1 billion in net sales for the year ended December 31, 2012. NewPage is headquartered in Miamisburg, Ohio, and owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. These mills have a total annual production capacity of approximately 3.5 million tons of paper.

The company's portfolio of paper products includes coated, supercalendered and specialty papers. These papers are used in commercial printing to create corporate collateral, magazines, catalogs, books, coupons, inserts and direct mail as well as in specialty paper applications including beverage bottle labels, food and medical packaging, pressure-sensitive labels and release liners. To learn more, visit www.NewPageCorp.com.

Forward-Looking Statements
This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. Forward-looking statements may include the words "may," "plans," "estimates," "anticipates," "believes," "expects," "intends" and similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States, Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of other suppliers, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

NewPage Holdings Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
Three Months Ended June 30, 2013 and 2012
Dollars in millions, except per share amounts

	Successor	Predecessor
	2013	2012
Net sales	$720	$759

Cost of sales	686	728
Selling, general and administrative expenses	34	37
Interest expense (income)	13	(105)
Income (loss) before reorganization items and income taxes	(13)	99
Reorganization items, net	—	15
Income (loss) before income taxes	(13)	84
Income tax (benefit)	—	—
Net income (loss)	$(13)	$84

Net income (loss) per share:
Basic and diluted	$(1.84)	$844,650

Weighted average common shares outstanding:
Basic and diluted	7,080,000	100

NewPage Holdings Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
Six Months Ended June 30, 2013 and 2012
Dollars in millions, except per share amounts

	Successor	Predecessor
	2013	2012
Net sales	$1,476	$1,519

Cost of sales	1,401	1,451
Selling, general and administrative expenses	75	70
Interest expense	24	7
Income (loss) before reorganization items and income taxes	(24)	(9)
Reorganization items, net	—	48
Income (loss) before income taxes	(24)	(57)
Income tax (benefit)	—	(18)
Net income (loss)	$(24)	$(39)

Net income (loss) per share:
Basic and diluted	$(3.34)	$(387,155)

Weighted average common shares outstanding:
Basic and diluted	7,080,000	100

NewPage Holdings Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
June 30, 2013 and December 31, 2012
Dollars in millions, except per share amounts

	Successor
	June 30,	Dec. 31,
	2013	2012
ASSETS
Cash and cash equivalents	$4	$43
Accounts receivable, net	220	220
Inventories	536	472
Other current assets	31	41
Total current assets	791	776

Property, plant and equipment, net	1,257	1,314
Other assets	147	124
TOTAL ASSETS	$2,195	$2,214

LIABILITIES AND EQUITY
Accounts payable	$175	$193
Other current liabilities	137	123
Current maturities of long-term debt	15	5
Total current liabilities	327	321

Long-term debt	492	485
Other long-term obligations	593	595
Commitments and contingencies

EQUITY
Preferred stock, 100,000 shares authorized, $0.001 per share par value	—	—
Common stock, 16,000,000 shares authorized, 7,080,000 shares issued
and outstanding, $0.001 per share par value	—	—
Additional paid-in capital	813	813
Accumulated deficit	(24)	—
Accumulated other comprehensive loss	(6)	—
Total equity	783	813
TOTAL LIABILITIES AND EQUITY	$2,195	$2,214

NewPage Holdings Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
Six Months Ended June 30, 2013 and 2012
Dollars in millions

	Successor	Predecessor
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(24)	$(39)
Adjustments to reconcile net income (loss) to
net cash provided by (used for) operating activities:
Depreciation and amortization	91	119
Non-cash interest expense	3	59
(Gain) loss on disposal of assets	1	2
U.S. pension expense	2	17
U.S. pension funding	(9)	(19)
Equity award expense	8	—
Debtor in possession financing costs	—	4
Changes in operating assets and liabilities:
Accounts receivable	(1)	15
Inventories	(63)	(78)
Other operating assets	(19)	(2)
Accounts payable	(18)	(3)
Accrued expenses and other obligations	6	(123)
Net cash provided by (used for) operating activities	(23)	(48)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(31)	(36)
Net cash provided by (used for) investing activities	(31)	(36)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing costs	(1)	—
Repayments of long-term debt	(3)	(63)
Borrowings on revolving credit facility	171	—
Payments on revolving credit facility	(152)	—
Proceeds from debtor in possession financing	—	187
Repayments of debtor in possession financing	—	(175)
Debtor in possession financing costs	—	(4)
Net cash provided by (used for) financing activities	15	(55)

Net increase (decrease) in cash and cash equivalents	(39)	(139)
Cash and cash equivalents at beginning of period	43	142
Cash and cash equivalents at end of period	$4	$3

NewPage Holdings Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (unaudited)
Three Months And Six Months Ended June 30, 2013 and 2012
Dollars in millions

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	Successor	Predecessor	Successor	Predecessor
	2013	2012	2013	2012

Net income (loss)	$(13)	$84	$(24)	$(39)
Plus:
Interest expense (income)	13	(105)	24	7
Income tax (benefit)	—	—	—	(18)
Depreciation and amortization	45	59	91	119
EBITDA	$45	$38	$91	$69

Plus:
Equity awards	4	—	8	—
(Gain) loss on disposal of assets	1	1	1	2
Integration and related severance costs	—	1	5	2
Reorganization items, net	—	15	—	48
Post-emergence bankruptcy-related items	—	—	3	—
Other	—	2	3	2
Adjusted EBITDA	$50	$57	$111	$123

EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA and Adjusted EBITDA (as described in table above) are not measures of our performance under accounting principles generally accepted in the United States ("U.S. GAAP"), are not intended to represent net income (loss), and should not be used as alternatives to net income (loss) as indicators of performance. EBITDA and Adjusted EBITDA are shown because they are bases upon which our management assesses performance and are primary components of certain covenants under our revolving credit facility. In addition, our management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. The use of EBITDA and Adjusted EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.

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